Exhibit 99.1

Kewaunee Scientific Reports

Results for Fiscal Year and Fourth Quarter

Exchange:	NASDAQ (KEQU)	Contact:	Donald T. Gardner III
704/871-3274

STATESVILLE, N.C. July 21, 2020 – PRNewswire / Kewaunee Scientific Corporation (NASDAQ: KEQU) today announced results for its fourth quarter and its fiscal year ended April 30, 2020.

Fiscal Year 2020 Fourth Quarter Results:

Sales during the fourth quarter of fiscal year 2020 were $34,257,000, a decrease of 1.4%, as compared to sales of $34,748,000 from the prior year fourth quarter. Domestic sales for the quarter were $27,533,000, an increase of 11.6% from sales of $24,677,000 in the prior year. International sales for the quarter were $6,724,000, a decrease of 33.2% from sales of $10,071,000 in the prior year.

Sales in the quarter for both of the Company’s operating segments were negatively impacted by the coronavirus, which resulted in government mandated shut-downs, closure of project sites and delays in manufacturing products. The year-over-year increase in Domestic sales was principally a result of lower than normal quarterly sales in the prior year period. Domestic sales in the quarter increased across the Company’s direct and dealer sales channels, offsetting weakness in export and distribution channels. This sales increase was offset by a decline in activity across all of our International markets, with sales slowing rapidly in our fourth quarter due to the coronavirus.

Pre-tax loss for the quarter was $1,122,000 compared to a pre-tax loss of $1,554,000 for the prior year period. Profitability was negatively impacted during the quarter as a result of the coronavirus, which resulted in delays in projects being released to be manufactured, lower operating levels within manufacturing facilities, construction site closures and higher operating costs due to increased spend on supplies to keep employees safe while operating.

Net loss was $1,062,000 compared to a loss of $1,270,000 for the prior year period. A tax benefit of $64,000 was recorded in the current quarter. This includes a non-cash valuation allowance expense against the deferred tax assets in the amount of $1,625,000 that was recorded during the quarter. Diluted loss per share was ($0.39), as compared to diluted loss per share of ($0.46) in the prior year fourth quarter.

CORPORATE OFFICES • P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 • 2700 WEST FRONT STREET, STATESVILLE, NORTH CAROLINA 28677-2927

PHONE 704-873-7202 • FAX 704-873-1275

“I could not be more proud of how our Associates responded to the coronavirus pandemic which rapidly unfolded during the fourth quarter of the Company’s fiscal year,” said Thomas D. Hull III, Kewaunee’s President and Chief Executive Officer. “Being heavily tied to construction activity, we had to adapt to an evolving landscape as governments globally responded to the pandemic, initiating shut-downs that affected our projects as well as our ability to manufacture products. Our Associates worked together to find ways to continue to be effective while working remotely when possible, identifying and implementing proactive measures to maintain a safe operating environment, all while supporting our customers and their changing expectations. I witnessed Kewaunee Associates everyday living out our Core Values in an effort to serve our customers as well as their fellow Associates in what truly was an unprecedented quarter for the Company.”

Fiscal Year 2020 Full Year Results:

Sales during fiscal year 2020 were $147,540,000, an increase of 0.7% from sales of $146,550,000 in the prior year. Domestic sales for the fiscal year were $115,103,000, a decrease of 1.3% from sales of $116,586,000 in the prior year. International sales for the fiscal year were $32,437,000, an increase of 8.3% from sales of $29,964,000 in the prior year. The increase in International sales was primarily the result of a large single Middle East order delivered during the fiscal year.

The pre-tax loss for the fiscal year was $2,866,000, a decrease of 234% compared to pretax earnings of $2,134,000 for the prior period. As discussed in this press release as well as our prior disclosures relating to the first three quarters of our fiscal year, profitability was negatively impacted during the year by a number of factors:

•	Delivery of a number of low margin orders the Company aggressively pursued and secured in prior fiscal years. This included a strategic, large, one-time order in the Middle East.

•	Costs incurred related to a restructuring, initiated in the Company’s second quarter of the fiscal year, which included a reduction in force and the closure of the Company’s operations in China.

•	Increased operating costs within the Company’s Domestic segment due to equipment down-time and operational inefficiencies.

•

Increased operating costs within the Company’s Domestic segment, as the Company has established a strategic direction for a multi-year transformation of the business which is designed to lead to sustained profitability and growth. This includes investing in a multi-year plan to modernize our manufacturing capabilities and information technology platform. This investment incudes new talent being added to the organization to drive this transformation.

•	Increased operating costs in India and the Middle East as investments were made in expanding the Company’s turn-key capabilities to serve the international markets.

•	Finally, profitability was impacted during the year as a result of the coronavirus pandemic, as described in the discussion of our fourth quarter results.

The net loss for the fiscal year was $4,687,000, or ($1.70) per diluted share, as compared to net earnings of $1,529,000, or $0.55 per diluted share, for the year ended April 30, 2019. In addition to the factors identified above, the net loss was driven by the following tax related impacts:

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During the second quarter, the Company made a decision to revoke its indefinite reinvestment accounting election that permitted the deferral of recognition of foreign withholding tax. During the fiscal year, the Company recorded a tax expense of $1,964,000 to recognize a foreign withholding tax liability on cumulative foreign earnings. Of this amount, $1,171,000 was remitted to foreign tax authorities with respect to cash repatriated to the US that was used to extinguish the Company’s long-term debt obligations.

•

The Company recorded a tax benefit of $939,000 in the fourth quarter a result of the newly created provision in the Cares Act which allows companies to carry losses back five years, off-setting previously reported income.

•

Finally, the Company recorded a non-cash valuation allowance expense of $1,707,000 against deferred tax assets as an estimate of the realization of the Company’s future tax benefits was negatively impacted by the losses reported during the fiscal year.

The Company’s order backlog was $100.9 million at April 30, 2020, increasing from $93 million at January 31, 2020, but relatively flat compared to the $100.8 million at April 30, 2019.

Total cash on hand at April 30, 2020 was $5,215,000, as compared to $11,156,000 at April 30, 2019. Working capital was $27,171,000, as compared to $32,624,000 at the end of the fourth quarter last year. Short-term debt and interest rate swaps were $4,719,000 at April 30, 2020, as compared to $9,513,000 at the end of April 30, 2019, and long-term debt was $132,000 at April 30, 2020 as compared to $1,413,000 at the end of April 30, 2019. The Company’s debt-to-equity ratio at April 30, 2020 was .36-to-1, as compared to .23-to-1 at April 30, 2019.

“We will look back at fiscal year 2020 as a turning point for Kewaunee,” said Mr. Hull. “While we encountered many obstacles during the year, we have charted a course to invest in and modernize our capabilities which we expect will make us an industry leading Company for years to come. There are many opportunities for growth within the markets we serve and I am committed to investing in our manufacturing capabilities and enabling technologies to enhance our ability to better serve our customers. I am thrilled at the fresh talent we have been able to attract to help accelerate this transformation over the next couple of years.

“Kewaunee is well positioned as investment will be made in the pharmaceutical, bio-technology, health care and other markets served by the Company to not only combat the coronavirus pandemic, but to provide infrastructure needed to respond to future events not yet imagined.”

About Kewaunee Scientific

Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. The Company’s products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company’s corporate headquarters are located in Statesville, North Carolina. Direct sales offices are located in the United States, India and Singapore. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. Kewaunee Scientific’s website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning these factors is contained in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Kewaunee Scientific Corporation

Condensed Consolidated Statements of Operations

($ and shares in thousands, except per share amounts)

	Three months ended		Twelve months ended
	April 30,		April 30,
	2020	2019	2020	2019
Net sales	$34,257	$34,748	$147,540	$146,550
Cost of products sold	29,370	29,906	124,113	121,231

Gross profit	4,887	4,842	23,427	25,319
Operating expenses	5,897	6,397	25,772	23,207

Operating earnings (loss)	(1,010)	(1,555)	(2,345)	2,112
Other income (expense)	(71)	110	(28)	389
Interest expense, net	(41)	(109)	(493)	(367)

Earnings (loss) before income taxes	(1,122)	(1,554)	(2,866)	2,134
Income tax expense (benefit)	(64)	(357)	1,758	446

Net earnings (loss)	(1,058)	(1,197)	(4,624)	1,688
Less: net earnings attributable to the noncontrolling interest	4	73	63	159

Net earnings (loss) attributable to Kewaunee Scientific Corporation	$(1,062)	$(1,270)	$(4,687)	$1,529

Net earnings (loss) per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	($0.39)	($0.46)	$(1.70)	$0.56
Diluted	($0.39)	($0.46)	$(1.70)	$0.55
Weighted average number of common shares outstanding
Basic	2,751	2,746	2,750	2,742
Diluted	2,751	2,746	2,750	2,794

Kewaunee Scientific Corporation

Condensed Consolidated Balance Sheets

($ in thousands)

	April 30, 2020	April 30, 2019
Assets
Cash and cash equivalents	$4,365	$10,647
Restricted cash	850	509
Receivables, less allowances	28,062	33,259
Inventories	15,330	17,206
Prepaid expenses and other current assets	5,624	3,736

Total Current Assets	54,231	65,357
Net property, plant and equipment	16,272	16,462
Right of use assets	9,312	—
Other assets	4,114	5,404

Total Assets	$83,929	$87,223

Liabilities and Stockholders’ Equity
Short-term borrowings and interest rate swaps	$4,719	$9,513
Current portion of long-term operating lease obligations	1,282	—
Current portion of long-term debt and financing lease obligations	19	1,184
Accounts payable	13,114	15,190
Other current liabilities	7,926	6,846

Total Current Liabilities	27,060	32,733
Long-term portion of operating lease obligations	7,780	—
Other non-current liabilities	10,386	6,787

Total Liabilities	45,226	39,520
Kewaunee Scientific Corporation equity	38,415	47,100
Noncontrolling interest	288	603

Total Stockholders’ Equity	38,703	47,703

Total Liabilities and Stockholders’ Equity	$83,929	$87,223